Exhibit 10.22

RESTORATION PROGRAM

(As amended and restated as of January 1, 2007,

unless otherwise provided)

1.	Purpose.

This document describes the Company’s payroll practices and procedures applicable to the payment of Restoration Bonuses to Participants whose benefits are curtailed under the MAP and the Savings Plan by operation of the Limits, effective January 1, 2007, unless otherwise provided. The Restoration Program (the “Practices and Procedures”) is not intended to be, and shall be not construed as, an “employee benefit plan” within the meaning of the Employee Retirement Security Act of 1974, as amended.

2.	Eligibility.

The Human Resources Department of the Company will advise Eligible Employees of their continuing eligibility to receive a Restoration Bonus. A Participant’s receipt of a Restoration Bonus for one Bonus Year will not obligate the Company to award a Restoration Bonus for any succeeding Bonus Year.

An individual who is not an Eligible Employee shall not be eligible to receive a Restoration Bonus for a Bonus Year.

3.	Definitions and Rules of Construction.

(a)    Definitions. The following capitalized words shall have the meanings set forth below:

“Accumulation Interest Rate” means an interest rate, which may differ between classes of employees, determined each Bonus Year by the Committee.

“Additional Pay Credit Bonus” means the portion of the Restoration Bonus determined in accordance with Section 4(b).

“Base Pay” (i) for purposes of the Additional Pay Credit Bonus, has the meaning set forth in MAP and (ii) for purposes of the Net Savings Plan Match Bonus and, for Plan Year beginning prior to January 1, 2007, the Net Profit-Sharing Bonus, has the meaning set forth in the Savings Plan, but without regard to the exclusion therein for amounts deferred into the MasterCard Deferral Plan or any other non-qualified deferred compensation plan of the Company.

“Benefit Limit” means the limit on benefits under the MAP or the Savings Plan imposed by Section 415 of the Code.

“Board” means the Global Board of Directors of the Company.

“Bonus Payment Year” means, with respect to a Participant’s Additional Pay Credit Bonus, Net Savings Plan Match Bonus and Net Profit Sharing Bonus, the later of (i) the Bonus Year immediately following the Bonus Year in which an Eligible Employee performs the services for the Companies for which such bonus is payable and (ii) the Bonus Year immediately following the Bonus Year in which such bonus satisfies the MAP Vesting Requirement or the Savings Plan Vesting Requirement, as applicable.

“Bonus Year” means the calendar year.

“Brokerage Account” means, effective for Restoration Bonuses granted in respect of Bonus Years beginning on or after January 1, 2006, the brokerage account established by the Company in the name of a Participant in which the Company shall deposit such Participant’s Restoration Bonus for a Bonus Year.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board.

“Company” means MasterCard International Incorporated, a Delaware corporation, and any entity that succeeds to all or substantially all of its business or assets.

“Companies” means the Company and each other corporation that has elected, with the consent of the Board or the Committee, to award Restoration Bonuses in accordance with the Practices and Procedures.

“Compensation Limit” means the limit on compensation under the MAP and the Savings Plan imposed by Section 401(a)(17) of the Code.

“Disability” means a “disability” as such term or a similar term is defined under the long-term disability plan of the Companies applicable to the Participant at the time of determination.

“Effective Date” means January 1, 2007.

“Eligible Employee” means, for a Bonus Year, an employee of any of the Companies who (i) was paid Base Pay and bonus compensation during such Bonus Year, that, in the aggregate, exceeded $400,000 or (ii) was paid Base Pay in such Bonus Year in excess of the limit under Section 401(a)(17) of the Code for such Bonus Year.

“Enrollment Deadline” means March 14 of a Bonus Payment Year or such earlier date as may be established by the Committee or a delegate thereof.

“Initial Account Balance” has the meaning set forth in the MAP.

“Limits” means the Compensation Limit and the Benefit Limit.

“MAP” means the MasterCard Accumulation Plan, as the same may be amended from time to time.

“MAP Adjustment Bonus” means the amount determined in accordance with Section 4(c).

“MAP Vesting Requirement” means the vesting schedule then in effect under MAP; provided, however, that if a change to the MAP Vesting Requirement that becomes effective after the Effective Date would have the effect of delaying the date on which an Additional Pay Credit Bonus would vest, such change to the MAP Vesting Requirement shall be disregarded.

“Net Profit Sharing Bonus” means the portion of the Restoration Bonus determined in accordance with Section 4(f).

“Net Savings Plan Match Bonus” means the portion of the Restoration Bonus determined in accordance with Section 4(d).

“Participant” means an Eligible Employee selected by the Company to receive a Restoration Bonus for a given Bonus Year.

“Pay Credit” has the meaning set forth in the MAP.

“Practices and Procedures” means the practices and procedures set forth in the MasterCard International Incorporated Restoration Program, as the same may be amended from time to time.

“Profit Sharing Adjustment Bonus” means the amount determined in accordance with Section 4(g).

“Record Keeper” means person or entity appointed by the Committee to administer the Brokerage Accounts.

“Retirement” has the meaning set forth in MAP in effect as of January 1, 2007, without consideration of clause (b) of such definition.

“Restoration Bonus” means the amount determined in accordance with Section 4(a).

“Savings Plan” means the MasterCard Shared Profit and Savings Plan (renamed the MasterCard Savings Plan, effective January 1, 2008), as the same may be amended from time to time.

“Savings Plan Match Adjustment Bonus” means the amount determined in accordance with Section 4(e).

“Savings Plan Vesting Requirement” means the vesting schedule under the Savings Plan applicable to matching contributions or profit sharing contributions, as the case may be, then in effect under the Savings Plan; provided, however, that if a change to the Savings Plan Vesting Requirement that becomes effective after the Effective Date would have the effect of delaying the date on which the Net Savings Plan Match Bonus or Net Profit Sharing Bonus for such Bonus Year would vest, such change to the Savings Plan Vesting Requirement shall be disregarded.

(b)    Rules of Construction. Unless the context requires otherwise, the use of the masculine form of a word shall include the feminine form and the use of the singular form shall include the plural form.

4.	Restoration Bonus.

(a)    Calculation. Subject to Section 5(d), the amount of a Participant’s Restoration Bonus, if any, for a Bonus Year shall equal the sum of (i) the Additional Pay Credit Bonus (if any), (ii) the Net Savings Plan Match Bonus, and (iii) the Net Profit Sharing Bonus (for the 2003-2006 Bonus Years). Notwithstanding anything in the Practices and Procedures to the contrary, an Eligible Employee who is not eligible to participate in MAP shall not receive an Additional Pay Credit Bonus or a MAP Adjustment Bonus.

(b)    Additional Pay Credit Bonus. If the sum of a Participant’s Base Pay and Bonus Compensation for a Bonus Year exceed $400,000, such Participant shall be eligible to receive an Additional Pay Credit Bonus for such Bonus Year. The Additional Pay Credit Bonus for a Bonus Year shall be an amount determined in accordance with the formula (A—B), where “A” is the sum of (i) the vested Pay Credits (determined pursuant to the MAP Vesting Requirement) the Participant would have received for the Bonus Year under the MAP if the Limits did not apply to the Participant for such Year and (ii) the MAP Adjustment Bonus, if any, for such Bonus Year and “B” is the Pay Credit actually credited to the Participant for the Bonus Year, as illustrated by the following example, which assumes Base Pay of $300,000 and Bonus Compensation of $150,000:

Example
Service	6 years
Pay Credit Multiplier from MAP	5.75%
Base Pay Plus AICP Incentive	$450,000
Applicable Compensation Limit in 2006	$220,000
Pay Credit without Limits	$25,875
($450,000 x .0575)
Pay Credit from MAP	$12,650
($220,000 x .0575)
Additional Pay Credit Bonus	$13,225
($25,875—$12,650)

(c)    MAP Adjustment Bonus. If a Participant who was not fully vested in the MAP would have received an Additional Pay Credit Bonus in a prior Bonus Year but for the MAP Vesting Requirement in Section 4(b) and subsequently becomes vested in his MAP account in a later Bonus Year and entitled to an Additional Pay Credit Bonus as part of such Participant’s Restoration Bonus, then the calculation of “A” in Section 4(b) for such Participant for the Bonus Year in which the Participant satisfies the MAP Vesting Requirement shall include a MAP Adjustment Bonus. The “MAP Adjustment Bonus” shall equal the portion of the Pay Credits that were not taken into account for each such prior Bonus Year as a result of the MAP Vesting Requirements and that first becomes vested pursuant to the MAP Vesting Requirement during the current Bonus Year, together with interest at the Accumulation Interest Rate, applied from the end of such prior Bonus Year to the end of the current Bonus Year, as illustrated by the following example:

Example
Year of Vesting	2006
Additional Pay Credit Bonus for 2004	$8,000
Additional Pay Credit Bonus for 2005	$10,000
Accumulation Interest Rate for 2005 Bonus Year	5.06%
Accumulation Interest Rate for 2006 Bonus Year	4.46%
MAP Adjustment Bonus for 2006	$19,226
[($8,000 x 1.0506 x 1.0446) + ($10,000 x 1.0446)]

(d)    Net Savings Plan Match Bonus. A Participant’s Net Savings Plan Match Bonus for each Bonus Year shall be an amount determined in accordance with the formula (X—Y), where “X” is the sum of (i) the vested employer matching contribution (determined pursuant to the Savings Plan Vesting Requirement) that the Participant would have received for the Bonus Year under the Savings Plan if the Limits did not apply and assuming that, for such Bonus Year, the Participant’s tax deferred contributions and Roth contributions under the Savings Plan were not limited by the dollar limits under Section 402(g) of the Code (including catch-up contributions for eligible Savings Plan participants) and (ii) the Savings Plan Match Adjustment Bonus, if any, for such Bonus Year and “Y” is an offset equal to the product of the Compensation Limit for such Bonus Year and the percentage under the Savings Plan applicable to such Participant for purposes of determining the amount of his employer matching contribution.

Example
Assumed Savings Plan Match Rate	6.0%
Base Pay	$300,000
Applicable Compensation Limit in 2007	$225,000
Vested Savings Plan Match without Limits	$18,000
($300,000 x .06)
Offset	$13,500
($225,000 x .06)
Net Savings Plan Match Bonus	$4,500
($18,000—$13,500)

(e)    Savings Plan Match Adjustment Bonus. If a Participant who was not fully vested in the Savings Plan (determined pursuant to the Savings Plan Vesting Requirement) would have received a Net Savings Plan Match Bonus in a prior Bonus Year but for the Savings Plan Vesting Requirement and subsequently becomes vested in his Savings Plan account in a later Bonus Year and entitled to a Net Savings Plan Match Bonus as part of such Participant’s Restoration Bonus, then the calculation of “X” in Section 4(c) for such Participant for the Bonus Year in which the Participant satisfies the Savings Plan Vesting Requirement shall include a Savings Plan Match Adjustment Bonus. The “Savings Plan Match Adjustment Bonus” shall equal the portion of the employer matching contribution that was not taken into account for each prior Bonus Year as a result of the Savings Plan Vesting Requirement and that first becomes vested pursuant to the Savings Plan Vesting Requirement during the current Bonus Year, together with interest at the Accumulation Interest Rate for the then current Bonus Year, applied from the end of such prior Bonus Year to the end of the current Bonus Year, following the same procedures set forth in the example in Section 4(c).

(f)    Net Profit-Sharing Bonus. A Participant’s Net Profit-Sharing Bonus for a Bonus Year shall be an amount determined in accordance with the formula (C—D), where “C” is the sum of (i) the vested profit-sharing contribution (determined pursuant to the Savings Plan Vesting Requirement) that the Participant would have received for a Bonus Year beginning prior to January 1, 2008 under the Savings Plan if the Limits did not apply and assuming that, for such Bonus Year, the Participant’s profit sharing contributions under the Savings Plan were not limited by the Limits and (ii) the Profit Sharing Adjustment Bonus, if any, for such Bonus Year and “D” is an offset equal to the product of the Compensation Limit for such Bonus Year and the percentage used by the Savings Plan to determine the amount of a Participant’s profit sharing contributions for such Bonus Year actual employer profit sharing contribution received by the Participant for the Bonus Year under the Savings Plan, as illustrated by the following example. Effective for Bonus Years beginning on or after January 1, 2007, no Participant shall earn a Net Profit-Sharing Bonus.

Example
Assumed Profit Sharing Contribution Rate	8.0%
Base Pay	$300,000
Applicable Compensation Limit in 2007	$225,000
Vested Profit Sharing Contribution without Limits	$24,000
($300,000 x .08)
Offset	$18,000
($225,000 x .08)
Net Profit Sharing Bonus	$6,000
($24,000—$17,600)

(g)    Profit Sharing Adjustment Bonus. If a Participant who was not fully vested in the Savings Plan would have received a Net Profit Sharing Bonus in a prior Bonus Year but for the Savings Plan Vesting Requirement and subsequently becomes vested in his profit-sharing account in Savings Plan in a later Bonus Year and entitled to a Net Profit-Sharing Bonus as part of such Participant’s Restoration Bonus, then the calculation of “C” in Section 4(f) for such Participant for the Bonus Year in which the Participant becomes vested in his profit-sharing account in the Savings Plan shall include a Profit Sharing Adjustment Bonus. The “Profit Sharing Adjustment Bonus” shall equal the portion of the employer profit-sharing contribution that was not taken into account for each prior Bonus Year as a result of the Savings Plan Vesting Requirement and that first becomes vested pursuant to the Savings Plan Vesting Requirement during the current Bonus Year, together with interest at the Accumulation Interest Rate for the then current Bonus Year, applied from the end of such prior Bonus Year to the end of the current Bonus Year, following the same procedures set forth in the example in Section 4(c).

(h)    Form and Time of Payment of Restoration Bonuses. Subject to Section 5(d), on March 1 of a Bonus Payment Year and, in no event later than March 15 of such Bonus Payment Year, the Company shall, subject to Section 5, deposit the full amount of a Participant’s Restoration Bonus for the applicable Bonus Year in the Brokerage Account.

5.	General Provisions.

(a)    Administration. The Committee shall have the right (i) to construe and interpret the Practices and Procedures and all rules, regulations, agreements and other documents related thereto, (ii) to promulgate rules, regulations and agreements related to the Practices and Procedures, (iii) to approve all calculations necessary for the administration and implementation of the Practices and Procedures, (iv) to make factual and other determinations, (v) to delegate administrative authority to one or more officers or employees of the Companies or to one or more third-party administrators, (vi) to determine the amount of any Restoration Bonus, (vii) to correct errors in any previous calculation, and (viii) to rely upon the reports of third parties, including the actuaries, attorneys and accountants of the Company.

(b)    Participant Rights and Obligations. A Participant will have the ability to direct the investment of the Restoration Bonus held in his Brokerage Account. The actual accumulations in the Brokerage Account will be dependent upon investment decisions made by the Participant and consequently will not have any direct relationship to any assumptions that may be used in calculating the Restoration Bonus each year. A Participant is solely responsible for (i) reviewing the information (including the prospectus) provided by the Brokerage Account for information on investment choices available and (ii) consulting with a personal investment adviser before making a decision to invest in the Restoration Bonus held in the Brokerage Account.

(c)    Brokerage Account Charges.

Participants are responsible for reviewing the documents (including the prospectus) related to the Brokerage Account to determine the amount of the investment management fees, administrative charges and any other fee, charge or expense related to the

Brokerage Account. The Participant, and not the Company, shall be responsible for all such fees, charges and expenses with respect to the Brokerage Account.

(d)    Circumstances of Forfeiture; Cessation of Future Restoration Bonuses. The provisions of this Section 5(d) shall apply, notwithstanding anything in the Practices and Procedures to the contrary.

1.    Withdrawals. A Participant will have the ability to withdraw any amount from his Brokerage Account; provided, however, if a Participant withdraws any amount from his Brokerage Account for reasons other than Retirement, termination of employment with the Company or Disability of the Participant, no Restoration Bonus shall be deposited in such Participant’s Brokerage Account or otherwise paid for the Bonus Year in which such withdrawal occurs or any subsequent Bonus Year and all rights thereto for the Bonus Year in which such withdrawal occurs and any subsequent Bonus Year shall be forfeited. Whether a withdrawal is by reason of termination of employment or disability shall be determined by the Committee.

2.    Not Actively Employed. If, on the date on which a Restoration Bonus for a Bonus Year would otherwise be paid, an Eligible Employee is not actively employed for any reason (unless otherwise provided in this first sentence of Section 5(d)(2)) by one of the Companies, as determined by the Administrator, or the employment of an Eligible Employee with the Companies otherwise terminates his employment with the Companies for any reason except death, Disability or Retirement, no Restoration Bonus shall be deposited in such Participant’s Brokerage Account or otherwise paid for such Bonus Year or any subsequent Bonus Year and all rights thereto shall be forfeited. Without limiting the generality of the foregoing, for purposes of this Section 5(d), an individual who is in a notice period is not actively employed by one of the Companies.

3.    Enrollment Deadline. By no later than the Enrollment Deadline, a Participant shall be required to submit a completed enrollment form to the Record Keeper in accordance with procedures established by the Committee or its delegate. If a Participant fails to submit a completed enrollment form in accordance with procedures established by the Committee or its delegate by the Enrollment Deadline, such Participant shall forfeit all rights to the Restoration Bonus that would otherwise have been deposited in such Participant’s Brokerage Account in such Bonus Payment Year.

(e)    Death. If a Participant’s employment with the Companies terminates during a Bonus Year as a result of the Participant’s death, any amounts otherwise payable to the Participant for the portion of the Bonus Year prior to the Participant’s death, shall be paid to the Participant’s Beneficiary in cash within 60 days following date of death. “Beneficiary” shall mean the individual designated in writing by the Participant in accordance with these Practices and Procedures to receive any amounts after the date of death of the Participant or, if no such designation has been made or if no such individual survives the Participant, the Participant’s estate. A Beneficiary designation shall be effective only if it is in writing and received by the Company prior to the date of death of the Participant.

(f)    Indemnification. The Company shall indemnify and hold harmless to the fullest extent permitted by law each member of the Committee and each director, officer and employee of any of the Companies who are delegated or exercise duties or responsibilities under the Practices and Procedures in respect of any act or omission by any such person in connection with the administration or implementation of the Practices and Procedures.

(g)    Amendment and Termination.

1.    The Company shall have no obligation to make any payments or to provide any benefits under the Practices and Procedures after the date the Committee and the Board indicate that no further Restoration Bonuses are to be awarded by the Company. The Company may amend or terminate the Practices and Procedures in whole or in part at any time and without prior notice to any person by action of either the Committee or the Board.

2.    Notwithstanding the foregoing, the Chief Administrative Officer of the Company shall have the unilateral right, without the consent of any Participant or Beneficiary, to the extent that the Chief Administrative Officer deems necessary, appropriate or desirable to ensure that any payment under the Practices and Procedures continues to qualify as a short-term deferral for purposes of Section 409A of the Code (i) to adopt amendments to the Practices and Procedures; provided that such amendments do not materially increase benefits under the Practices and Procedures or materially increase costs for the Company and (ii) to change the form or manner of payment of any benefit under the Practices and Procedures. Any determinations made by the Chief Administrative Officer under this Section 5(g)(2) shall be final, conclusive and binding on all persons.